P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 26, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.11 per common share payable on May 21, 2012 to shareholders of record on May 7, 2012.
Based on 10.6 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.2 million, or 17.5% of Peoples' reported first quarter 2012 earnings. This quarterly dividend also produces an annualized yield of 2.43% based on the closing stock price of Peoples' common shares of $18.10 on April 25, 2012.
“Our evaluation of the quarterly dividend seeks to balance the sustainability of our earnings with maintaining sufficient capital to support prudent growth,” said Chuck Sulerzyski, President and Chief Executive Officer. “As our earnings continue to build, we will evaluate the appropriateness of increasing the quarterly dividend. In the end, we remain committed to generating shareholder returns superior to our peers and intend to maintain a dividend payout commensurate with earnings.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 44 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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